Exhibit 99.1

Yelp Announces Third Quarter 2016 Financial Results

Local Revenue Increases 41% Over Third Quarter 2015

SAN FRANCISCO--(BUSINESS WIRE)--November 2, 2016--Yelp Inc. (NYSE:YELP), the company that connects people with great local businesses, today announced financial results for the third quarter ended September 30, 2016.

  Net revenue was $186.2 million in the third quarter of 2016, reflecting 30% growth over the third quarter of 2015.
  Cumulative reviews grew 29% year over year to approximately 115 million.
  App Unique Devices grew 24% year over year to approximately 25 million on a monthly average basis1.
  Local advertising accounts grew 30% year over year to approximately 135 thousand.

GAAP net income in the third quarter of 2016 was $2.1 million, or $0.02 per diluted share, compared to a GAAP net loss of ($8.1) million, or ($0.11) per share, in the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 was $33.7 million compared to $12.5 million in the third quarter of 2015. Non-GAAP net income, which consists of net income excluding stock-based compensation and amortization, was $18.4 million for the third quarter, or $0.22 per diluted share, compared to $2.7 million, or $0.03 per diluted share, in the third quarter of 2015.

“We had an outstanding quarter in which Local revenue grew 41% year over year and we recorded the highest adjusted EBITDA in company history,” said Jeremy Stoppelman, Yelp's co-founder and chief executive officer. “We continue to pursue our mission of connecting consumers with great local businesses everywhere, and our local business in the U.S. has accelerated this year. We have not yet achieved the same level of traction internationally and we have decided to redirect our resources towards the domestic opportunity for now. This was not an easy decision as it affects our valued colleagues abroad, however it allows us to sharpen our focus on the large, profitable and rapidly growing domestic business.”

Third Quarter Operating Summary

  Local revenue totaled $163.6 million, representing 41% growth compared to the third quarter of 2015.
  Transactions revenue totaled $15.9 million, representing 33% growth compared to the third quarter of 2015.
  Other revenue totaled $6.8 million which grew 1% compared to the third quarter of 2015.

Business Highlights

  Local revenue: Local revenue increased 41% year over year to $163.6 million driven by strong productivity across all sales channels and accelerating revenue growth in the self-serve channel.
  Request-A-Quote: Consumer adoption of the Request-A-Quote feature continued to grow, with consumers making 20% more requests in the third quarter of 2016 than the previous quarter. Business owner response rates are high and nearly three-quarters of all messages in the third quarter were replied to within 24 hours. Request-A-Quote has helped drive engagement on the business owner app, with business owner logins more than doubling in the quarter compared to the same quarter in the prior year.
  Transactions: In the third quarter of 2016, Yelp began integrating Nowait into Yelp Platform and, as of today, consumers can now add themselves remotely to waitlists for over 3,200 restaurants nationwide via the Yelp app. Total transaction volume, which consists of completed transactions and bookings through Eat24, Yelp Reservations and Yelp Platform, grew 39% in the quarter over the same quarter in 2015.

Business Outlook

As of today, Yelp is providing its outlook for the fourth quarter of 2016 and updated outlook for revenue and adjusted EBITDA for the full year of 2016.

  For the fourth quarter of 2016, net revenue is expected to be in the range of $191 million to $195 million, representing growth of approximately 26% compared to the fourth quarter of 2015 at the midpoint of the range. Adjusted EBITDA is expected to be in the range of $36 million to $40 million. Stock-based compensation is expected to be in the range of $24 million to $25 million, and depreciation and amortization is expected to be approximately 5% of revenue.
  For the full year of 2016, net revenue is expected to be in the range of $709 million to $713 million, representing growth of approximately 29% compared to full year 2015 at the midpoint of the range. Adjusted EBITDA is expected to be in the range of $111 million to $115 million. Stock-based compensation is expected to be in the range of $86 million to $87 million, and depreciation and amortization is expected to be approximately 5% of revenue.
  The company currently anticipates recording a restructuring charge of $2 million to $4 million in the fourth quarter of 2016 associated with the planned wind down of its sales and marketing activities outside the U.S. and Canada. The majority of the anticipated expense relates to severance for up to 175 of Yelp’s 4,350 employees.

For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” below. Outlook for adjusted EBITDA excludes stock-based compensation expense, depreciation and amortization expense, other (income) expense, net, and provision (benefit) for income taxes. Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), other than stock-based compensation expense and depreciation and amortization, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net income (loss) and such reconciling items will have a significant impact on Yelp’s adjusted EBITDA. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Quarterly Conference Call

To access the call, please dial 1 (844) 795-4421, or outside the U.S., dial 1 (661) 378-9638, with Passcode 1337103, at least five minutes prior to the 5:00 a.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 8:00 a.m. PT November 2, 2016 and 7:00 p.m. PT November 9, 2016 by calling 1 (855) 859-2056 or 1 (404) 537-3406, with Passcode 1337103. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp has expanded to more than 30 countries. Approximately 25 million unique devices1 accessed Yelp via the Yelp app, approximately 77 million unique visitors visited Yelp via desktop computer2 and approximately 72 million unique visitors visited Yelp via mobile website3 on a monthly average basis during the third quarter of 2016. By the end of the same quarter, Yelpers had written approximately 115 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via desktop computer on a monthly average basis over a given three-month period.

3 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes information relating to adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share have been included in this press release because they are key measures used by Yelp management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Yelp; and
  other companies, including those in Yelp’s industry, may calculate adjusted EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, non-GAAP net income and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp’s other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the fourth quarter and full year 2016 to its net income (loss) outlook because it does not provide an outlook for other income (expense), net and provision (benefit) for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp’s control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation to net income (loss) outlook for the fourth quarter and full year 2016 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2016, Yelp’s plans regarding the reallocation of resources currently invested in its sales and marketing activities outside the United States and Canada and its impact on employees abroad, the size, profitability and growth of its domestic business, Yelp’s investment and other priorities for 2016 and its ability to execute against those priorities, Yelp’s ability to improve its earnings and margins, Yelp’s ability to capture a meaningful share of the large local market, the future growth in Yelp revenue and continued investing by Yelp in its future growth, Yelp’s ability to drive daily usage and engagement (particularly on mobile), increase awareness of and engagement on Yelp among consumers, and deliver value to local businesses, Yelp’s ability to increase transactions completed on its platform, including the continued growth of Request-A-Quote and its effect on consumer and business owner engagement, and Yelp’s ability to take advantage of trends toward app usage and native advertising and to become the leading destination for consumers connecting with great local businesses. Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp’s limited operating history in an evolving industry; Yelp’s ability to generate sufficient revenue to regain profitability, particularly in light of its significant ongoing sales and marketing expenses and the planned wind down of sales activities outside of the United States and Canada; Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; Yelp’s reliance on traffic to its website from search engines like Google and Bing; Yelp’s ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp’s base of advertisers; changes in political, business and economic conditions, including any economic downturn or crisis and any conditions that affect ecommerce growth; Yelp’s ability to deal with the increasingly competitive local search environment; Yelp’s need and ability to manage other regulatory, tax and litigation risks as applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$224,891	$171,613
Short-term marketable securities	207,404	199,214
Accounts receivable, net	66,588	52,755
Prepaid expenses and other current assets	15,609	19,700
Total current assets	514,492	443,282

Property, equipment and software, net	93,838	80,467
Goodwill	173,626	172,197
Intangibles, net	34,302	39,294
Restricted cash	17,311	16,486
Other non-current assets	12,019	3,701
Total assets	$845,588	$755,427

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,005	$3,388
Accrued liabilities	59,330	43,458
Deferred revenue	3,227	2,931
Total current liabilities	63,562	49,777
Long-term liabilities	16,445	12,030
Total liabilities	80,007	61,807

Stockholders' equity
Common stock	-	-
Additional paid-in capital	856,115	774,022
Accumulated other comprehensive loss	(12,050)	(13,519)
Accumulated deficit	(78,484)	(66,883)
Total stockholders' equity	765,581	693,620
Total liabilities and stockholders' equity	$845,588	$755,427

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net revenue	$186,232	$143,559	$518,273	$395,980

Costs and expenses:
Cost of revenue (1)	14,594	14,259	44,759	36,015
Sales and marketing (1)	99,274	82,949	289,304	214,229
Product development (1)	36,369	28,511	101,689	78,816
General and administrative (1)	24,876	20,990	70,109	60,207
Depreciation and amortization	9,159	7,562	25,912	21,624

Total costs and expenses	184,272	154,271	531,773	410,891
Income (loss) from operations	1,960	(10,712)	(13,500)	(14,911)
Other income (loss), net	327	(545)	952	346
Income (loss) before income taxes	2,287	(11,257)	(12,548)	(14,565)
Benefit (provision) for income taxes	(217)	3,175	(385)	3,894
Net income (loss) attributable to common stockholders	$2,070	$(8,082)	$(12,933)	$(10,671)

Net income (loss) per share attributable to common stockholders:
Basic	$0.03	$(0.11)	$(0.17)	$(0.14)
Diluted	$0.02	$(0.11)	$(0.17)	$(0.14)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	77,521	75,019	76,627	74,450
Diluted	82,917	75,019	76,627	74,450

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Cost of revenue	$764	$435	$1,572	$781
Sales and marketing	7,191	5,568	20,376	16,159
Product development	9,284	5,947	25,727	17,117
General and administrative	5,321	3,733	14,721	10,813
Total stock-based compensation	$22,560	$15,683	$62,396	$44,870

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended
	September 30,
	2016	2015
Operating activities
Net loss	$(12,933)	$(10,671)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,912	21,624
Provision for doubtful accounts and sales returns	12,139	10,401
Stock-based compensation	62,396	44,870
Loss on disposal of assets and website development costs	232	130
Premium amortization, net, on marketable securities	1,082	827
Excess tax benefit from stock-based award activity	-	(4,298)
Realized gain on investments	-	(2)

Changes in operating assets and liabilities:
Accounts receivable	(24,167)	(17,773)
Prepaid expenses and other assets	3,638	(15,057)
Accounts payable, accrued expenses and other liabilities	13,193	23,904
Deferred revenue	295	(428)
Net cash provided by operating activities	81,787	53,527

Investing activities
Purchases of marketable securities	(221,771)	(172,717)
Maturities of marketable securities	212,500	131,870
Purchase of cost-method investment	(8,000)	-
Acquisition, net of cash received	-	(73,422)
Purchases of property, equipment and software	(17,798)	(25,358)
Proceeds from sale of property, equipment and software	77	109
Capitalized website and software development costs	(10,596)	(8,658)
Purchases of intangible assets	(179)	(647)
Changes in restricted cash	(825)	1,664
Net cash used in investing activities	(46,592)	(147,159)

Financing activities
Proceeds from issuance of common stock for employee stock-based plans	18,055	14,950
Excess tax benefit from share-based award activity	-	4,298
Repurchase of common stock	-	(482)

Net cash provided by financing activities	18,055	18,766

Effect of exchange rate changes on cash and cash equivalents	28	(639)

Change in cash and cash equivalents	53,278	(75,505)
Cash and cash equivalents - Beginning of period	171,613	247,312
Cash and cash equivalents - End of period	$224,891	$171,807

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Reconciliation of adjusted EBITDA to GAAP Net Income (Loss):
Net income (loss)	$ 2,070	$ (8,082)	$ (12,933)	$ (10,671)
(Benefit) provision for income taxes	217	(3,175)	385	(3,894)
Other income (loss), net	(327)	545	(952)	(346)
Depreciation and amortization	9,159	7,562	25,912	21,624
Stock-based compensation	22,560	15,683	62,396	44,870
Adjusted EBITDA	$ 33,679	$ 12,533	$ 74,808	$ 51,583

Non-GAAP Net Income and Income per share:
GAAP net income (loss)	$ 2,070	$ (8,082)	$ (12,933)	$ (10,671)
Stock-based compensation	22,560	15,683	62,396	44,870
Amortization of intangible assets	1,706	1,723	5,148	4,757
Tax adjustments (see note below)	(7,927)	(6,650)	(17,723)	(19,026)
NON-GAAP NET INCOME	$ 18,409	$ 2,674	$ 36,888	$ 19,930

GAAP diluted shares	82,917	77,704	79,945	77,934

NON-GAAP NET INCOME PER SHARE	$ 0.22	$ 0.03	$ 0.46	$ 0.26

Note: Includes tax effects of stock-based compensation, amortization of intangibles, and valuation allowance.

CONTACT:
Investor Relations
Yelp Inc.
Allie Dalglish, 415-635-2412
ir@yelp.com